Exhibit 99.1

Investor Relations Contacts:

Keith Terreri, Vice President - Finance & Treasurer

Jim Mathias, Director - Investor Relations

214-570-4641

investor_relations@metropcs.com

MetroPCS Releases Fourth Quarter 2011 Subscriber Results

Fourth Quarter 2011 Subscriber Highlights Include:

•	Consolidated net subscriber additions of 197 thousand and approximately 1.2 million for the fourth quarter 2011 and full year 2011, respectively

•	Quarterly churn of 3.7%, a sequential decrease of 80bps from the third quarter of 2011, and an increase of 20bps from the fourth quarter of 2010

•	Serve over 9.3 million subscribers, an increase of approximately 1.2 million subscribers or 15%, from the fourth quarter of 2010

DALLAS (January 5, 2012) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of no annual contract, unlimited, flat-rate wireless communications service, today announced selected subscriber information for the quarter and year ended December 31, 2011.

In the fourth quarter of 2011, MetroPCS reported gross additions of approximately 1.22 million subscribers, which represents a 7% increase over the fourth quarter of 2010. The Company ended the fourth quarter of 2011 with over 9.3 million subscribers, which includes net additions during the quarter of 197 thousand subscribers. MetroPCS added approximately 1.2 million subscribers during the twelve months ended December 31, 2011. Churn for the fourth quarter of 2011 was 3.7% compared to 3.5% in the fourth quarter of 2010 and down from 4.5% in the third quarter of 2011. The decrease in churn from the third quarter of 2011 was primarily driven by normal seasonal effects related to traditional retail selling periods, as well as improved network performance resulting from the investment in our CDMA network to meet increased data demands.

“We reported solid subscriber growth in the fourth quarter, adding 197 thousand net subscriber additions, marking the sixth consecutive year in which we have added over 1 million net subscriber additions. We were also pleased with our fourth quarter churn of 3.7% representing a significant sequential decrease,” said Roger D. Linquist, Chairman and Chief Executive Officer of MetroPCS.

Subscriber Metrics

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
Consolidated Subscribers
End of Period	9,346,659	8,155,110	9,346,659	8,155,110
Net Additions	197,410	297,726	1,191,549	1,515,586
Churn	3.7%	3.5%	3.8%	3.6%

The subscriber results for the fourth quarter of 2011 and the twelve months ended December 31, 2011 may not be reflective of subscriber results for any subsequent period.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of no annual contract, unlimited wireless communications service for a flat-rate. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USA(SM), MetroPCS customers can use their service in areas throughout the United States covering a population of over 280 million people. As of December 31, 2011, MetroPCS had over 9.3 million subscribers. For more information please visit www.metropcs.com.